EXHIBIT 10.1

W. R. GRACE & CO. (the "Company")
NONSTATUTORY STOCK OPTION

The W. R. Grace & Co. 20__ Stock Incentive Plan ("Plan")
Granted To:    [FIRST NAME LAST NAME]
Date of Grant:    [OPTION DATE]
Expiration Date:    [EXPIRE DATE]
In accordance with the Plan (a copy of which is attached), you have been granted an Option to purchase [TOTAL SHARES GRANTED] shares of Common Stock, as defined in the Plan ("Option"), upon the following terms and conditions:
(1)The purchase price is [OPTION PRICE]
(2)Subject to the other provisions hereof, this Option shall become exercisable as follows:
[# SHARES] shares on [VEST DATE 1]
[# SHARES] shares on [VEST DATE 2]
[# SHARES] shares on [VEST DATE 3]
Once exercisable, an installment may be exercised at any time, in whole or in part, until the expiration or termination of this Option.
(3)This Option shall not be treated as an Incentive Stock Option (as such term is defined in the Plan).
(4)This Option may be exercised only by accessing your account at www.etrade.com/stockplans. E*Trade Financial can also be reached by phone at (800) 838-0908 or (650) 599-0125 if calling from outside the United States and Canada. E*Trade Financial will coordinate the exercise with the Company. The purchase price shall be paid in cash or, with the permission of the Company (which may be subject to certain conditions), in shares of Common Stock or in a combination of cash and such shares (see section 6(a) of the Plan).
(5)Neither this Option nor any right thereunder nor any interest therein may be assigned or transferred by you, except by will or the laws of descent and distribution. This Option is exercisable during your lifetime only by you. If you cease to serve the Company or a Subsidiary (as defined in the Plan), this Option shall terminate as provided in section 6(d) of the Plan, subject, however, to the following:
(a) Notwithstanding section 6(d)(i) of the Plan, in the event of a voluntary cessation of your service without the consent of the Committee, any portion of this Option that is vested as of the date of such cessation of service shall terminate as of the 45th day following the date of such cessation of service;

EXHIBIT 10.1

(b)	Notwithstanding any provision of the Plan:
(i) If you retire or otherwise cease employment, and, as of your cessation of employment, you have attained the age of 55 but not age 62 (and the sum of your age and years of service equals or exceeds 60), then a pro-rated portion of this Option (pro-rated as specified in the next sentence) shall vest and become exercisable as of the date of your cessation of employment, provided that such portion shall terminate (and no longer be exercisable) the sooner of (1) the date such portion would expire in the normal course or (2) three years after the date of your cessation of employment. Such pro-rated portion shall equal the total number of shares underlying this Option multiplied by a fraction, the numerator of which is the number of whole calendar months elapsed since the Date of Grant and the denominator of which is [NUMBER OF WHOLE CALANDAR MONTHS IN VESTING PERIOD] .
(ii) If you retire or otherwise cease employment prior to the date on which the first installment of this Option becomes exercisable and, as of your cessation of employment, you have attained age 62, a pro-rated portion of this Option (pro-rated as specified in the next sentence) shall vest and become exercisable as of the date of your cessation of employment, provided that such portion shall terminate (and no longer be exercisable) the sooner of (1) the date such portion would expire in the normal course or (2) three years after the date of your cessation of employment. Such pro-rated portion shall equal the total number of shares underlying this Option multiplied by a fraction, the numerator of which is the number of whole calendar months elapsed since the Date of Grant and the denominator of which is [NUMBER OF WHOLE CALANDAR MONTHS IN VESTING PERIOD].
(iii) If you either (A) retire or otherwise cease employment on or following the date on which the first installment of this Option becomes exercisable and, as of your cessation of employment, you have attained age 62, or (B) die or become incapacitated, then this Option shall continue to vest and be exercisable in the normal course, provided that this Option shall terminate (and no longer be exercisable) three years after you cease employment.
(iv) Any portion of this Option that does not become exercisable in accordance with this section 5(b) shall terminate as of the date you cease employment.

(c)
In the event you should become incapacitated or die and neither you nor your legal representative(s) or other person(s) is entitled to exercise this Option to the fullest extent possible on or before its termination, then the Company shall pay you, your legal representative(s) or such other person(s), as the case may be, an amount of money equal to the Fair Market Value (as defined under the Plan) of any shares remaining subject to this Option on the last date it could have been exercised, less the aggregate purchase price of such shares.

(6)With respect to this Option, if you are an executive officer or any other employee of the Company who is subject to stock ownership guidelines (“Company Officers”), then you may elect “Net Settlement” (as defined in the next sentence) upon the exercise of any portion of this Option (which is otherwise vested and exercisable). “Net

EXHIBIT 10.1

Settlement” means the satisfaction (at the election of a Company Officer) of the exercise price and tax withholding due in respect to the exercise of any portion of this Option, by delivering shares of the Company’s common stock to the Company, which would otherwise be delivered to the Company Officer upon such exercise.
(7)If you are or become an employee of a Subsidiary, the Company's obligations hereunder shall be contingent on the Subsidiary's agreement that (a) the Company may administer this Plan on its behalf and, (b) upon the exercise of this Option, the Subsidiary will purchase from the Company the shares subject to exercise at their Fair Market Value on the date of exercise, such shares to be then transferred by the Subsidiary to you upon your payment of the purchase price to the Subsidiary. Where appropriate, such approval and agreement of the Subsidiary shall be indicated by its signature below. The provisions of this paragraph and the obligations of the Subsidiary so undertaken may be waived by the Company, in whole or in part, at any time or from time to time.
(8)The grant, vesting, and exercise of this Option shall be subject to your continued compliance with the restrictive covenants as set forth in Annex A hereto.
(9)The Plan is hereby incorporated by reference. Terms defined in the Plan shall have the same meaning herein. This Option is granted subject to the Plan and shall be construed in conformity with the Plan.
W. R. GRACE & CO.
By: ________________
Elizabeth Brown

This document constitutes part of a
prospectus covering securities that have
been registered under the Securities Act of 1933.

Annex A    EXHIBIT 10.1

Restrictive Covenants-Option Grants

1.	Noncompetition.

(a) For a period of [____] months after you are no longer employed (for any reason whatsoever) by the Company, you will not, without the prior written consent of an authorized officer of the Company, (a) directly or indirectly engage in or (b) assist or have any active interest in (whether as a proprietor, partner, stockholder, officer, director or any type of principal whatsoever (provided that ownership of not more than 2% of the outstanding stock of a corporation traded on a national securities exchange shall not of itself be viewed as assisting or having an active interest), or (c) enter the employment of or act as an agent, broker or distributor for or adviser or consultant to any person, firm, corporation or business entity that is (or is about to become) directly or indirectly engaged in the development, manufacture or sale of any product that competes with or is similar to any product manufactured, sold or under development by the Company at any time while you are employed by the Company, in any area of the world in which such product is, at the time you cease to be employed, manufactured or sold by the company; provided that this restriction shall apply only with respect to the products with whose development, manufacture, or sale you were concerned or connected in any way during the 12 month period immediately prior to your ceasing to be an employee of the Company.

(b) You hereby acknowledge and confirm that the business of the Company extends throughout substantial areas of the world. During the course of your employment with the Company, your involvement with the business of the Company may vary as to products and geographic area. It is the Company’s practice to enforce this noncompetition covenant only to the extent necessary to protect the Company’s legitimate interests commensurate with your involvement with the business of the Company during your employment, and you acknowledge and confirm that the Company may enforce this noncompetition covenant consistent with such practice.

2.	Nonsolicitation of Customers

(a)You agree that during the [___] period immediately following cessation of the your employment with the Company for any reason whatsoever, you shall not, on your own behalf or on behalf of any person, firm, partnership, association, corporation or business organization, entity or enterprise, without the prior written consent of an authorized officer of the Company, solicit, contact, call upon, communicate with or attempt to communicate with any customer or prospect of the Company, or any representative of any customer or prospect of the Company, with a view to sell or provide any product, equipment, or service competitive or potentially competitive with any product, equipment, or service sold or provided or under development by Company during the 12 months immediately preceding cessation of your employment with the Company; provided that the restrictions set forth in this paragraph shall apply only to customers or prospects of the Company, or representative of customers or prospects of the Company, with whom you had contact during such 12-month period. The actions prohibited by this covenant shall not be

Annex A    EXHIBIT 10.1

engaged in by you directly or indirectly, whether as manager, salesman, agent, sales or service representative, engineer, technician or otherwise.

3.
Nonsolicitation of Employees. You agree that during the [____] period immediately following cessation of your employment with the Company for any reason whatsoever, you shall not, on your behalf or on behalf of any person, firm, partnership, association, corporation or business organization, entity or enterprise, without the prior written consent of an authorized officer of the Company, recruit, solicit, or induce, or attempt to recruit, solicit, or induce, any employee of the Company (with whom you had contact or supervised during the term of your employment with the Company) to terminate their employment relationship with the Company or to perform services for any other person, firm, corporation or business organization or entity.

4.
You acknowledge that were you to breach the provisions of any of these restrictive covenants, the injury to the Company would be substantial, irreparable, and impossible to measure and compensate in money damages alone. You therefore agree that, in addition to provable damages, the Company may seek, and agrees that a court of competent jurisdiction should grant, preliminary and permanent injunctive relief prohibiting any conduct by you that violates any of these covenants.

5.    Plan Terms. This Annex A shall be governed pursuant to the terms of the Plan.